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                                                                  EXHIBIT 10.25






                                   GATES/ARROW

                               DISTRIBUTING, INC.

                                       AND

                          CHAPARRAL TECHNOLOGIES, INC.



                                  DISTRIBUTION

                                    AGREEMENT







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                             DISTRIBUTION AGREEMENT


         As of March 10, 1999, Chaparral Technologies, Inc., a Delaware corporation having its principal place of business at 1951 South Fordham Street, Longmont, Colorado 80503 ("Supplier"), and Gates/Arrow Distributing, Inc., a Delaware corporation, having its principal place of business at 39 Pelham Ridge Drive, Greenville, S.C. 29615, ("Gates/Arrow"), agree as follows:

1. APPOINTMENT Supplier appoints Gates/Arrow an authorized distributor of its Products within the United States, Canada and Puerto Rico (the "Territory") through its subsidiary, Consan, Inc, a Minnesota corporation. Supplier remains free to distribute its Products within the territory either directly or through other distributors or dealer. As used in this agreement, "Product" means all products offered for sale by Supplier generally, as set forth and described in Supplier's current price list. Products may be added to or deleted from the price list by Supplier on thirty days prior written notice to Gates/Arrow.

2. RESPONSIBILITIES OF GATES/ARROW Gates/Arrow will use its reasonable best efforts to:

         a. maintain a competent and aggressive sales force and otherwise promote the sale, lease or other distribution of the Products within the Territory;

         b. maintain a representative inventory of Products in reasonably sufficient quantities to provide adequate and timely delivery to Gates/Arrow's customers, with a goal of shipment or acknowledgement of orders within two business days; and

         c. participate in such training programs as may be offered by Supplier.

3. RESPONSIBILITIES OF SUPPLIER Supplier will use its reasonable best efforts to:

         a. furnish Gates/Arrow with current price and product information on magnetic media (or other suitable electronic format) and with a supply of such printed price lists, sales literatures, books, catalogues and the like as Supplier may prepare and such training and technical and sales support (including sales forecasting and planning assistance) as may be necessary to assist Gates/Arrow in effectively carrying out its activities under this Agreement;

         b. advertise the Products throughout the Territory, inform the public that Gates/Arrow is an authorized distributor of the Products, encourage customers or potential customers for the Products to order the same from its distributors (including Gates/Arrow), and refer to its distributors (including Gates/Arrow), leads and orders involving quantities of Products normally handled by distribution; and

         c. establish and maintain quality control, manufacturing, handling and testing procedures, and such other programs as are necessary to ensure that the Products, as manufactured and sold to Gates/Arrow, are of the highest quality and reliability, are in full compliance with all applicable laws, standards, codes and regulations, are duly marked and labeled and are suitable for resale or other distribution.






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4. REPORTS, REVIEWS, AND AUDITS Within fifteen business days after the end of each month, Gates/Arrow will send to Supplier, in a mutually agreeable format,
i) a stock status report showing the month end on- hand quantities of Products by device type and warehouse location and ii) a point of sale report showing each sale of the Products for the month by device type, selling location, customer name and address, and sales price.

A 12 month rolling forecast will be generated by Gates/Arrow and delivered to Supplier quarterly. (during the third month of each calendar quarter) The forecast will address each Product as listed on Schedule A. The forecast format will be mutually agreed upon and will facilitate communication. The quantities reflected should take into account opportunities and established run rates. This will be a significant part of the quarterly review meeting.

The appropriate personnel from each party will schedule and hold quarterly business reviews, the agenda will include the following items but not be limited to; forecast, product level, training, quality, supplier performance and industry/company updates.

No more than twice during any year, at reasonable times and upon reasonable prior notice, employees of Supplier may i) conduct a physical inventory of Products in any stocking location (or in automated facilities, observe cycle counts and related methodology) or ii) audit such business records, located at Gates/Arrow's corporate headquarters, as pertain solely to the purchase of Products hereunder during any such year.

5. ORDERS; DELIVERY; RESCHEDULING; CANCELLATION;

         a. ORDERS Gates/Arrow will place written, telefaxed, telexed or electronically interchanged purchase orders (or do so verbally with written confirmation within thirty days), which will include the Products ordered, quantities requested, delivery dates, prices, and shipping instructions (when necessary). Supplier will acknowledge each order in writing, by telefax, by telex, or electronic interchange within ten business days of the receipt thereof and will confirm the requested shipment date or specify an alternative shipment date ("Acknowledged Shipment Date").

         b. SHIPPING AND PACKING All shipments will be made F.O.B. origin in accordance with Gates/Arrow's then current Shipping Instructions. Such Shipping Instructions are subject to change from time to time upon Supplier's receipt of written notice from Gates/Arrow.

         c. RESCHEDULING AND CANCELLATION Gates/Arrow may reschedule the Acknowledged Shipment Date of, or cancel, any order without cost or penalty up to ten (10) days prior to scheduled shipment date.

         d. GATES/ARROW'S ACCEPTANCE Gates/Arrow's acceptance of an order will occur upon its receipt of the Products, unless Gates/Arrow notifies Supplier within thirty business days of such receipt that the Products are defective or do not conform to the Supplier's applicable warranty, the terms of this Agreement, or Gates/Arrow's order.

         e. EARLY SHIPMENTS Products delivered prior to their acknowledged Shipment Date may be accepted or rejected by Gates/Arrow. If Supplier is notified of Gates/Arrow's intention to reject any such delivery, it will issue (or will be deemed to have issued) a Return Material Authorization within five days. The return will be made




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fright collect. if Gates/Arrow elects to accept any such delivery, payment terms on the related invoice will be based on the original Acknowledged Shipment Date.

6. PRICES The prices for Products will be as set forth in Supplier's Price List in effect as of the date of this Agreement, subject to change from such date forward upon at lest thirty days prior written notice from Supplier to Gates/Arrow.

         a. PRICE INCREASES Prior to the effective date of a price increase, Gates/Arrow may order Products for delivery within the term at the prior (i.e. lower) price. Products shipped under orders submitted by Gates/Arrow prior to the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.

         b. PRICE DECREASES In the event Supplier decreases the price of any Product, Gates/Arrow will receive a credit equal to the difference between the price paid for the Product by Gates/Arrow (less any prior credits taken by Gates/Arrow on such Product) and the new decreased price for the Product multiplied by the quantity of such Product in Gates/Arrow's inventory, or in transit to Gates/Arrow, on the effective date of the decrease. Price protection will also apply to all Products returned to Gates/Arrow by its customers within sixty days of the effective date. Gates/Arrow will submit to Supplier, within sixty business days following the later of the effective date of such price decrease or the date Gates/Arrow actually receives notice thereof, a list of the Products upon which such credit is due. All Products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the of shipment.

         c. SUPPLIER'S REPRESENTATION Supplier represents and warrants that its practices and policies, including prices and discounts, comply with all applicable laws. Such prices and discounts will not be less favorable than those extended to other purchasers of similar quantities of Products from Supplier for resale or other distribution.

         d. TAXES AND OTHER CHARGES Gates/Arrow will pay any applicable sales or use taxes pertaining to its purchase of the Products (and, if Products are to be delivered to points outside the United States, the cost of packing, duties, licenses, and fees) if included as a separate item on the invoices sent by Supplier to Gates/Arrow.

         e. TERMS Terms of payment are for the initial order under this agreement only are net sixty (60) days from date of invoice. Thereafter, payment terms will be two percent (2%) 10, net thirty (30) days from date of invoice.

7. RETURN OF PRODUCT

         a. QUARTERLY ROTATION At any time during the first thirty (30) days following the end of each CALENDAR quarter, Gates/Arrow may return to Supplier for credit, a quantity of Products the value of which will not exceed ten percent of the amount invoiced by Supplier to Gates/ARROW for all Products purchased by Gates/Arrow during the previous quarter. Credit issued for such returned Products will equal the price paid by Gates/Arrow for such Products, less any prior credits taken thereon. Such returns, which may be made from one or more stocking locations, will be shipped F.O.B. Supplier's domestic facility, freight prepaid. Gates/Arrow must obtain a return authorization from Supplier prior to shipment, and all Products returned must be in their original unopened packaging, or undamaged and in merchantable condition.





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         b. INITIAL PURCHASES Any and all Products ordered by Gates/Arrow on the initial order under this Agreement may be returned for credit within sixty (60) days of such date, subject to all of the terms and conditions of paragraph (a) above, but will not be counted as a "stock rotation" for purposes of computing the amount of Products returnable under paragraph (a).

8. PRODUCT CHANGES

         a. OBSOLESCENCE AND MODIFICATION Supplier reserves the right to discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any or all of the Products (or to modify the design or manufacture of any Product so as to preclude or limit Gates/Arrow's sales of such Product) upon at least thirty (30) days prior written notice to Gates/Arrow. Gates/Arrow may, in its discretion, within sixty days of its receipt of such notice, notify Supplier in writing of its intention to return any or all such Products which remain in its inventory for a credit equal to the net price paid by Gates/Arrow for such Products. The Products will be returned within sixty days of the date of Gates/ARROW's receipt of Supplier's return authorization. Supplier will pay all freight and shipping charges in connection with any such returns. Such returns will not be counted for computing the amount of Product returnable under paragraph 7 (a).

         b. INTRODUCTION OF NEW PRODUCTS Supplier will give Gates/Arrow at least thirty (30) days prior written notice of the introduction of any new Products that preclude or materially limit Gates/Arrow from selling any Products in its inventory and will work with Gates/Arrow to resell the affected Product still remains in Gates/Arrow's inventory, Supplier will replace it with the new Products within one hundred twenty days of the official public announcement, or Supplier's first shipment, of such new Products, whichever occurs first. Such returns will not be counted for computing the amount of Products returnable under paragraph 7 (a).

9. WARRANTY The Products will be covered by Supplier's standard warranties, copies of which are attached to this Agreement as Schedule B. The warranty period set forth in Schedule B will begin with Gates/Arrow's shipment to its customer, and the warranty will extend directly to Gates/Arrow's customer as if it had purchased the Products directly from Supplier. Supplier will pay (or refund the amount of) all freight and shipping charges for any defective Products returned under its warranty.

10. COMPLIANCE WITH LAWS Despite anything to the contrary contained in Schedule B or elsewhere in this Agreement, Supplier will indemnify Gates/Arrow against, and hold it harmless from, any cost, loss, damage or liability (including reasonable attorney's fees) arising from or related to Supplier's conduct or the failure, or alleged failure, of the Products, as manufactured and sold to Gates/Arrow, to fully comply with all applicable laws, standards, codes, specifications and regulations or to be suitable for resale or other distribution by Gates/Arrow as contemplated by this Agreement. All warranty and indemnification provisions of this Agreement will survive the termination hereof.

11. INTELLECTUAL PROPERTY Supplier will indemnify, defend and otherwise hold harmless Gates/Arrow, its affiliates and its customers from all cost, loss, damage or liability arising from any proceeding or claim brought or asserted against Gates/Arrow, its affiliates or its customers, to the extent such proceeding or claim is based on an allegation that the Products, any part thereof, or their






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distribution or use infringe any patent, copyright, trademark, trade secret, right in a mask work, or any similar claim, if Gates/Arrow notifies Supplier of any such proceeding or claim promptly after it becomes known and provides all the assistance and cooperation to Supplier that is reasonably requested. Supplier will not be liable to Gates/Arrow under this paragraph to the extent that any claim is based on a use for which the Product or part was not designed, or an alteration of the Product by Gates/Arrow or at its direction which caused the infringement.

12. TERM AND TERMINATION

         a. TERM This Agreement is effective once signed by both parties and until terminated in accordance with the provisions of this paragraph. Either party may at any time terminate this Agreement without cause and for its convenience by giving ninety days prior written notice to the other. Supplier and Gates/Arrow represent that they have considered the making of expenditures in preparing to perform under this Agreement. In that regard, both parties acknowledge that neither party will in any way be liable to the other for any loss, expense or damage (including special, consequential, or incidental damages) by reasons of any termination of this Agreement without cause, excepting only the then current value of equipment purchased or improvements made by either party and dedicated to the Products or services of such other party.

         b. EVENTS OF DEFAULT Any of the following is a default under this
Agreement:

         i. the assignment of this Agreement by either party without the prior written consent of the other party;

         ii. either party's failure to cure any breach of this Agreement within sixty days following written notice thereof from the other (or, if not curable within sixty days, if the cure is not commenced within that period and thereafter diligently completed); and,

         iii. the assignment by either party of its business for the benefit of creditors, or the filing of a petition by either party under the Bankruptcy Code or any similar statute, or the filing of such a petition against either of them which is not discharged or stayed within sixty days, or the appointment of a receiver or similar officer to take charge of either party's property, or any other act indicative of bankruptcy or insolvency.

         c. REMEDIES UPON DEFAULT In the event of either party's default, the other party may terminate this Agreement for cause by written notice and/or avail itself of any remedy available at law or equity.

         d. RETURN OF INVENTORY In the event of any termination of this Agreement, Supplier will repurchase from Gates/Arrow any or all unsold Products designated by Gates/Arrow from its inventory at the price paid therefor by Gates/Arrow, less any prior credit taken by Gates/Arrow on such Products. If Gates/Arrow terminates this Agreement without cause, or Supplier terminates it with cause, the price will reduced by a five percent handling charge and Gates/Arrow will pay all freight and shipping charges (which otherwise will be paid by Supplier). In the event of any termination, Supplier will, at Gates/Arrow's request, honor any Gates/Arrow purchase order then outstanding.

Supplier will be required to accept only those Products which are in their original unopened packaging or any undamaged and in merchantable condition. No termination of this Agreement will affect any obligation of either party to pay amounts due to the other hereunder.





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13. MARKETING COMMUNICATION To assist Gates/Arrow in advertising and promoting the Products, Supplier will accrue into a cooperative marketing fund two percent of the net sales dollars invoiced to Gates/Arrow each month, to be used by Gates/Arrow for promotional efforts approved by both Gates/Arrow and Supplier.

14. NOTICES Notices under this Agreement will be deemed given when delivered by hand or deposited in the United States mail as certified mail, postage prepaid, addressed to the president of either party at its then principal place of business.

15. TRADEMARKS This Agreement does not create, and neither party will have any right in, or to the use of, any mark, name, style or logo of the other party. Gates/Arrow is, however, hereby granted a nonexclusive right to use Supplier's marks, names or logos to identify itself as an authorized distributor of the Products and for advertising and promoting its services under this Agreement.

16. CONFIDENTIAL INFORMATION Each party will receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data, and customer information) provided that any such information, secrets or know-how is expressly designated as being confidential, except and to the extent that disclosure is required by law, regulation or court order, or enters into the public domain through no fault of the party obligated to maintain such confidentiality. Without limiting the foregoing, all material and information made known to Supplier by Gates/Arrow pursuant to paragraph 4 of this Agreement is hereby designated as confidential.

17. CREDITS In the event Gates/Arrow is entitled to a credit from Supplier which exceeds Gates/Arrow's obligation to Supplier at the time, Supplier will promptly pay the amount of such excess to Gates/Arrow.

18. AUTHORIZATION NOT UNREASONABLY WITHHELD Whenever any consent, action or authorization is required or requested of either party hereunder, it will not be unreasonably withheld or delayed. Any required return authorization will be granted within five business days from the day it is requested.

19. FORCE MAJEURE Neither party will bear any liability to the other for any failure or delay to the extent that it results from acts of God, labor difficulties, inability to obtain materials or any other cause beyond such party's reasonable control.

20. RELATIONSHIP OR PARTIES The parties are independent contractors, each in full control of its business. Under no circumstances will either party have the right or authority to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way.

21. PUBLICITY This Agreement is confidential within the meaning of paragraph 16. Except as required by law, no press release or other like publicity regarding the relationship between Gates/Arrow and Supplier, this Agreement or its termination will be made without the other party's prior approval.

22. SOFTWARE Supplier warrants that it is the owner or licensee of all software provided to Gates/Arrow under this Agreement (whether or not included or embedded in any other Product), and has the authority to permit Gates/Arrow to use or





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resell or sublicense the software to third parties. Gates/Arrow will not resell or sublicense the software without the license agreement provided by Supplier for that purpose and will advise Supplier of any known breach of the terms thereof.

23. GENERAL

         a. ENTIRE AGREEMENT This Agreement supersedes all prior communications or understandings between Gates/Arrow and Supplier and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, acknowledgment or other communication from one party to the other, the terms of this Agreement will be controlling.

         b. AMENDMENT This Agreement cannot be changed in any way except by a writing signed by the party against which the enforcement of the change is sought.

         c. GOVERNING LAW This Agreement is made in, governed by, and will be construed solely in accordance with, the internal laws of the State of New York. Any action brought under or in connection with this Agreement must be instituted in the state or federal forum covering the defending party's principal place of business. In any such action, the prevailing party's reasonably legal fees will be paid by the other party.

         d. REFORMATION In the event any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this Agreement. Any such provision may be reformed by a court of competent jurisdiction so as to render the same valid or enforceable while most nearly effectuating the intent of the parties.

         e. ASSIGNMENT Neither party has the right to assign this Agreement in whole or in part without the prior written consent of the other except to another corporation wholly- owned by or under common control with it. For purposes hereof, an assignment includes, without limitation, a merger, a sale of assets or business, or other transfer of control by operation of law or otherwise.

24. SCHEDULES The indicated schedules are attached to, and are part of, this Agreement.


          Schedule A - Product price list
---------
          Schedule B - Supplier's Standard Warranties
---------
          Schedule C - D.O.A. Policy
---------





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Each party has entered this Agreement by having an authorized representative sign below:

         GATES/ARROW DISTRIBUTING, INC.

         BY: /s/ Mike Long
            ----------------------------------------
            Mike Long
            ----------------------------------------
            (NAME)           (TITLE)

            DATE:    3/18/99


         SUPPLIER: CHAPARRAL TECHNOLOGIES, INC.

         BY: /s/ Michael J. Gluck
            ----------------------------------------
            Michael J. Gluck, President
            ----------------------------------------
            (NAME)           (TITLE)

            DATE: 3/10/99



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